CREDIT SUISSE ASSET MANAGEMENT, LLC
CREDIT SUISSE SECURITIES (USA) LLC
CREDIT SUISSE FUNDS
CREDIT SUISSE CLOSED-END FUNDS

CODE OF ETHICS

I.	Applicability

CODE OF ETHICS

This Code of Ethics (this “Code”) establishes rules of conduct for “Access Persons” (as defined below) of Credit Suisse Asset Management, LLC and Credit Suisse Securities (USA) LLC (collectively referred to as “Credit Suisse”) and each U.S. registered investment company that adopts this Code (“Covered Fund”). (Credit Suisse and the Covered Funds are collectively referred to as the “Covered Companies.”) For purposes of this Code, “Access Person” shall mean:

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any “Advisory Person” - (i) any employee of any company in a control relationship to a Covered Company who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities by a Covered Fund, or whose functions relate to the making of any recommendations with respect to the purchases or sales of a Covered Fund; or (ii) any natural person in a control relationship to a Covered Company who obtains information concerning recommendations made to a Covered Fund with regard to the purchase or sale of securities by the Covered Fund; provided that “Advisory Person” excludes persons covered by the Global Policy (as defined below); and

•	any non-employee director or trustee of a Covered Fund (each, an “Outside Director”).

For purposes of this Code:

•	“Credit Suisse client” shall include all advisory clients of Credit Suisse.

•	“Global Policy” means the Global Personal Trading Policy applicable to all Credit Suisse employees, a copy of which will be provided to all Advisory Persons.

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“Local LCD” shall have the meaning ascribed thereto in the Global Policy. Where Advisory Persons bound by this Code are subject to the Global Policy, references in the Global Policy to the Local LCD shall be deemed to refer to a Designated Supervisory Person.

•	“purchase” and “sale” of a security shall include, among other things, the writing of an option to purchase or sell a security.

•
“security” shall include any security, including a security issued by any collective investment vehicle or fund, as well as an option to purchase or sell any security that is convertible  or  exchangeable  and  any other  derivative  interest  relating to  the  security; “security” shall exclude commodities and foreign currency exchange contracts.

•	all other terms shall have the same meanings as under the Investment Company Act of 1940, as amended (“1940 Act”), unless indicated otherwise.

II.	Statement of General Principles

In conducting personal investment activities, all Access Persons are required to comply with all applicable laws and regulations and the following general fiduciary principles:

•	the interests of the Covered Funds must always be placed first;

•
all personal securities transactions must be conducted in such a manner as to avoid any actual, potential or perceived conflict of interest or any abuse of an individual's position of trust and responsibility; and

•	Access Persons must not take inappropriate advantage of their positions or information that they have received or to which they have access.

Credit Suisse has separate policies and procedures designed to detect and prevent insider trading, which should be read together with this Code and, if applicable, the Global Policy. Nothing contained in this Code should be interpreted as relieving any Access Person from the obligation to act in accordance with any applicable law, rule or regulation or any other statement of policy or procedure adopted by any Covered Company or Credit Suisse to the extent applicable to the Access Persons.

III.	Provisions Applicable to Advisory Persons

A.	Prohibitions.

General Prohibitions Applicable to Advisory Persons. All Advisory Persons shall be bound by the provisions set forth in Sections VI and VII of the Global Policy as applied only to Covered Funds and not all Credit Suisse clients.

B.	Pre-Clearance and Exemptions

1. Advisory Persons are subject to the provisions set forth in Sections III, IV and V of the Global Policy.

2. Purchases and sales of securities (except those that are exempt from the Pre- Clearance requirement in Section V of the Global Policy) are subject to the Trading Prohibitions in Section VII of the Global Policy as applied only to Covered Funds and not all Credit Suisse clients. All purchases and sales of securities are subject to the Short-Term Trading Prohibition in Section VII.A. of the Global Policy and the reporting requirements in Section III.C. below.

C.	Reporting and Compliance Procedures

           1.    Initial Certification. Within 10 days after the commencement of his or her affiliation with a Covered Company, each Advisory Person shall submit to a Designated Supervisory Person an initial certification to certify that:

•	he or she has read and understood this Code and recognizes that he or she is subject to its requirements;

•	he or she has read and understood the Global Policy and recognizes that he or she is subject to certain of its requirements, as delineated herein;

•
he or she has disclosed or reported all personal securities holdings in which he or she has any direct or indirect Beneficial Ownership (as defined in Exhibit 1) and all accounts in which any securities are held for his or her direct or indirect benefit; and

•
he or she has reported the name(s) of each person or institution managing any account (or portion thereof) for which the Advisory Person has no direct or indirect influence or control over the investment or trading in the account.

           2.     Annual Certification. In addition, each Advisory Person shall submit to a Designated Supervisory Person an annual certification to certify that:

•	he or she has read and understood this Code and recognizes that he or she is subject to its requirements;

•	he or she has read and understood the Global Policy and recognizes that he or she is subject to certain of its requirements, as delineated herein;

•	he or she has complied with all requirements of this Code and the applicable requirements of the Global Policy; and

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he or she has disclosed or reported (a) all personal securities transactions for the previous year, (b) all personal securities holdings in which he or she has any direct or indirect Beneficial Ownership and accounts in which any securities are held for his or her direct or indirect benefit and (c) the name(s) of each person or institution managing any account in which the Advisory Person has any direct or indirect Beneficial Ownership (or portion thereof) for which the Advisory Person has no direct or indirect influence or control over the investment or trading in the account, in each case as of a date no more than 30 days before the annual certification is submitted.

Advisory Persons may comply with the initial and annual reporting requirements by submitting, electronically or otherwise, account statements to a Designated Supervisory Person within the prescribed periods.

3.   Quarterly Reporting. All Advisory Persons shall also supply a Designated Supervisory Person, on a timely basis, with duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts, including confirmations and statements for transactions and accounts that are exempt from the Trading Prohibitions and Pre-clearance Requirements in the Global Policy. Additionally, if not included in the periodic statements, all Advisory Persons shall also file a transaction report for all securities that were acquired or disposed of through gift or acquired through inheritance. If an account in which an Advisory Person has any direct or indirect Beneficial Ownership was first established during the quarter, then the Advisory Person should report to an Designated Supervisory Person the following information, if not included in the periodic statements: (1) name of broker-dealer, (ii) date on which the account was established, and (iii) if the Advisory Person has no direct or indirect influence or control over the investment or trading in the account, the name(s) of each person or institution managing the account (or portion thereof). This information must be supplied, electronically or otherwise, at least once per calendar quarter, within 10 days after the end of the calendar quarter.

IV.	Provisions Applicable to Outside Directors

A. Prohibition. No Outside Director may purchase or sell (directly or indirectly) any security for which there is a “buy” or “sell” order pending for a Covered Fund. However, this restriction only applies if the Outside Director knows, or in the ordinary course of fulfilling official duties with a Covered Fund should know, that there is a “buy” or “sell” order pending with respect to such security for a Covered Fund or that the security is being considered for purchase or sale by or for any Covered Fund.

B. Reporting Requirements. An Outside Director is required to comply with the quarterly reporting requirements described above if he or she knew (or in the ordinary course of fulfilling his or her official duties as a Fund director/trustee should have known) that during the 15-day period immediately before or after the date of the director’s/trustee’s transaction in a security, the Covered Fund purchased or sold such security or such Covered Fund or its investment adviser considered purchasing or selling such security for a Covered Fund.

V.	Compliance Monitoring and Supervisory Review

A. A Designated Supervisory Person will periodically review reports submitted by Access Persons and confirmations from brokers to assure that all transactions effected by Access Persons for accounts in which they have Beneficial Ownership are in compliance with this Code and Rule 17j-1 under the 1940 Act.

B. Material violations of this Code and of the Global Policy (insofar as they relate to employees, officers and directors of Credit Suisse Asset Management, LLC (the “Adviser”) and Credit Suisse Securities (USA) LLC (the “Underwriter”)) and any sanctions imposed shall be reported not less frequently than quarterly to the Board of Directors/Trustees of each relevant Covered Fund and to the senior management of Credit Suisse. At least annually, each Covered Company shall prepare a written report to the Board of Directors/Trustees of each Covered Fund, and to the senior management of Credit Suisse, that:

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describes issues that have arisen under the Code and under the Global Policy (insofar as they relate to employees, officers and directors of the Adviser or the Underwriter) since the last report, including, but not limited to, material violations of the Code or the Global Policy, as relevant, or procedures that implement the Code or the Global Policy, as relevant, and any sanctions imposed in response to those violations; and

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certifies that each Covered Company has adopted procedures reasonably necessary to prevent Access Persons from violating the Code and to prevent employees, officers and directors of the Adviser and the Underwriter from violating the Global Policy.

C. Material changes to this Code and to the Global Policy (insofar as they relate to employees, officers and directors of the Adviser or the Underwriter) must be approved by the Board of Directors/Trustees of each Covered Fund no later than six months after the change is adopted. That approval must be based on a determination that the changes are reasonably necessary, as applicable, to prevent Access Persons from engaging in any conduct prohibited by the Code and Rule 17j-1 under the 1940 Act or to prevent employees, officers and directors of the Adviser or the Underwriter from engaging in any conduct prohibited by the Global Policy and Rule 17j-1 under the 1940 Act. Board approval must include a separate vote of a majority of the Outside Directors.

VI.	Sanctions

Upon discovering that an Access Person has not complied with the requirements of this Code, the senior management of the relevant Covered Company may impose on that person whatever sanctions are deemed appropriate, including censure; fine; reversal of transactions and disgorgement of profits; suspension; or termination of employment.

VII.	Confidentiality

All information obtained from any Access Person under this Code shall be kept in strict confidence, except that reports of transactions will be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation. The Adviser or the Underwriter may also make such information with regard to an Advisory Person available to (i) any other business unit or legal department of the Credit Suisse Group, including any of its domestic or foreign subsidiaries or branches, (ii) such Advisory Person’s manager and (iii) the local or global Executive Committee (or equivalent bodies and their appointees), to the extent permissible under applicable laws and regulations, to review the Advisory Person’s personal trading information.

VIII.	Further Information

All Advisory Persons must report any violations of the Code promptly to the Chief Compliance Officer, Emidio Morizio. The Designated Supervisory Persons are Roger Machlis and Emidio Morizio and their designees in Credit Suisse’s Legal and Compliance Department. Any questions regarding the Code of Ethics should be directed to a Designated Supervisory Person.

Dated:  May 20, 2014

EXHIBIT 1

CREDIT SUISSE ASSET MANAGEMENT, LLC CREDIT SUISSE SECURITIES (USA) LLC
CREDIT SUISSE FUNDS, CREDIT SUISSE CLOSED-END FUNDS CODE OF ETHICS

Definition of Beneficial Ownership

The term “Beneficial Ownership” as used in the attached Code of Ethics is to be interpreted by reference to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (“Rule”). Under the Rule, a person is generally deemed to have Beneficial Ownership of securities if the person (directly or indirectly), through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities.

The term “pecuniary interest” is generally defined in the Rule to mean the opportunity (directly or indirectly) to profit or share in any profit derived from a transaction in the securities. A person is deemed to have an “indirect pecuniary interest” within the meaning of the Rule:

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in any securities held by members of the person's immediate family sharing the same household; the term “immediate family” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, as well as adoptive relationships;

•	a general partner's proportionate interest in the portfolio securities held by a general or limited partnership;

•	a person's right to dividends that is separated or separable from the underlying securities;

•	a person's interest in certain trusts; and

•	a person's right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.1

For purposes of the Rule, a person who is a shareholder of a corporation or similar entity is not deemed to have a pecuniary interest in portfolio securities held by the corporation or entity, so long as the shareholder is not a controlling shareholder of the corporation or the entity and does not have or share investment control over the corporation's or the entity's portfolio. The term “control” means the power to exercise a controlling influence over management or policies, unless the power is solely the result of an official position with the company.

Credit Suisse	FOR INTERNAL USE ONLY GLOBAL POLICY GP-00363/Version 1.3

Global Policy (GP-00363)
Employee Personal Account Trading

GP-00363/Version 1.3

Scope/Recipients	Summary
Credit Suisse Group AG and the whole of Credit Suisse AG

Original Issuance	Who does this policy apply to?
7 September 2007
This policy applies to all of the employees of Credit Suisse Group and the whole of Credit Suisse (collectively, referred to as “employee” or “you” except where otherwise distinguished).
Last Revision
29 August 2014	What does the policy cover?

Issuing Unit General Counsel AMER
This policy defines the minimum global standards for employees to follow in their personal trading accounts. Additional personal account trading policies and procedures may apply (and they may be more restrictive) to specific Regions, Divisions, locations or business units.

In instances where local law may be inconsistent with the provisions of this Policy, you should consult with your local Compliance contact to determine the appropriate local application of this policy. For your reference, you can find additional policies relating to Employee Personal Account Trading here.

Author	What is the purpose of this policy?
Keith Lurie, YCT
Credit Suisse’s reputation for integrity and fair dealing is one of its most valuable assets.   To protect that reputation, employees must engage in personal account trading in a manner that is in compliance with applicable laws and regulations and one in which conflicts of interest related to personal investment activities are avoided.

Contact	Changes
Keith Lurie, YCT	Disclosure of brokerage-related cash accounts for Swiss-based employees.

Replaces
W-0010 D-8698
LC-00020 P-15706 P-30008 P-00681 P-00125 LC-00048
References GP-00014 GP-00101

Original Language
English

Gatekeeper
Shelly Khan, YCKB 2

Signing Authority
Romeo Cerutti, Y

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Credit Suisse	FOR INTERNAL USE ONLY GLOBAL POLICY GP-00363/Version 1.3

GP-00363

Table of Contents
1. Accounts Subject to this Policy	3
1.1. Spread Betting Accounts	3
2. Disclosure/Maintenance of Accounts	3
3. Pre-Clearance of Employee Transactions	4
4. Minimum Holding Periods	4
5. Prohibitions on Transactions that Pose Conflicts of Interest	4
6. Prohibition on Transactions When In Possession of Confidential or Inside Information	5
7. Restricted List	5
8. Trading in CSG Securities	5
9. Certain Underwritten Offerings	5
10. Monitoring of Employee Transactions	5
11. Violations of this Policy	6

Appendix A: Private Banking and Shared Services
Appendix B: Investment Banking and Credit Suisse Group Ltd. Appendix C: Asset Management U.S. Registered Advisors Appendix D: Asset Management Non-U.S. Registered Advisors
Appendix E: Application of Restricted List for Employee Personal Account Trading
Appendix F: PA Trade System Employee Requirements

APAC Regional Supplement
Asset Management Divisional Supplement CS Brasil and CS Bahamas Supplement
U.S. Country Supplement

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CREDIT SUISSE	FOR INTERNAL USE ONLY

GLOBAL POLICY GP-00363/Version 1.3

1.	Accounts Subject to this Policy
This Policy applies to all “Employee Personal Trading Accounts.” An Employee Personal Trading Account is defined as an account:

■ that has brokerage capability, i.e., the ability to execute transactions in securities and other related products (including but not limited to equities, debt, commodities, derivatives, etc.) and

■ in which an employee has an interest (e.g account holder or beneficial owner) or has the power, directly or indirectly, to make or influence investment decisions including family and / or other special purpose investment vehicles disclosed and approved in accordance with GP-00014.

For purposes of this Policy, the definition of “Employee” includes, local law permitting, not only the employee, but also the employee’s spouse, domestic partner, minor children and other members of the employee’s household.

The following types of accounts are not covered by this Policy:

■ checking, savings, money market and other deposit accounts without brokerage capability;

■ mutual funds and unit investment trusts held directly at the fund distributor (and not through an account with brokerage capabilities);

■ savings plans and collective investment plans such as pension, retirement and other similar plans without brokerage capability; and

■ dividend reinvestment plans.
For Swiss-based employees, cash accounts and other deposit accounts without brokerage capability relating to an Employee's Personal Trading Account are covered by this Policy.

1.1.	Spread Betting Accounts
For all employees located in the UK, you must comply with the standards set forth regarding spread betting accounts. Financial spread betting constitutes making leveraged bets on the movement of financial instruments allowing the investor to speculate on the price movement. Spread betting in financial instruments of any kind is prohibited.

Sports betting accounts are permitted. If, however, the account has the capability to undertake spread betting in financial instruments the account must be disclosed to LCD who will require copy contract notes and statements for the account. Such accounts may only be used for the purposes of sports betting or in accordance with the Employee Personal Account Trading Policies that are applicable to your division.

If you are in any doubt whether the activity you undertake through your sports betting account is within the scope of the Employee Personal Account Trading Policy, please contact LCD.

2.	Disclosure/Maintenance of Accounts
You should maintain your Employee Personal Trading Accounts and, where applicable, related cash accounts at Credit Suisse where feasible or, if applicable in your jurisdiction, at a designated broker. (Managing Directors may be subject to more restrictive business requirements.  For more information, click here.)  Where permitted by policy in your Region, Division, location or business unit, you may maintain your Employee Personal Trading Accounts outside Credit Suisse if:

■ disclosed to Compliance and, in some locations, approved by appropriate management and Compliance; and

■ account statements or contract notes are provided to appropriate management and/or Compliance upon request or otherwise in accordance with policy requirements applicable to your location or business area.

This disclosure requirement applies to all Employee Personal Trading Accounts, including discretionary accounts where the employee has fully delegated the investment decision to  a third party by means of a discretionary investment management agreement. For Swiss-based employees, this disclosure requirement also includes the disclosure of related cash accounts. Employee numbered accounts with brokerage capabilities may only be opened with written permission from the Control Room.

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GLOBAL POLICY GP-00363/Version 1.3

3.	Pre-Clearance of Employee Transactions
You must be familiar with and abide by any pre-clearance requirements for transactions in your Employee Personal Trading Accounts that are applicable to your Region, Division, location or business unit (e.g., employees that may regularly have access to confidential, non public price sensitive information). Employees with pre-clearance requirements may not trade until receiving written permission to do so, either electronically or otherwise, in accordance with applicable systems and requirements. Clearance, where given, is generally valid for 24 hours. The pre-clearance requirements do not apply to those Employee Personal Trading Accounts where the employee has fully delegated the investment decision to a third party by means of a discretionary investment management agreement.

4.	Minimum Holding Periods
You must engage in personal account trading for investment purposes. As such, Credit Suisse requires you to hold certain securities or related products in your Employee Personal Trading Account for a specified period of time. While there may be securities or related products where there is no specified minimum holding period, it is still expected that you utilize your working time on behalf of the Bank and its business and not in trading your Employee Personal Trading Accounts.

If you are an employee in Investment Banking or Asset Management, or you are an employee of Credit Suisse Group Ltd., the minimum holding period for securities or related products is generally thirty
(30) calendar days. If you are an employee in Private Banking or Shared Services (Shared Services includes those employees in the COO, CFO, GC, CRO and IT Divisions), the minimum holding period for securities or related products is generally seven (7) calendar days, subject to any applicable policy by Region, Division, Location, business unit or Compliance Department specific designation that requires a longer holding period

A new bank-wide approach to employee personal account trading, together with a supporting web-based application will be implemented in phases across the Bank. Appendix F to this policy provides the appropriate holding period by product as the new approach with the application is implemented in your location. This Appendix will be revised to include jurisdictions as implementation proceeds and you will be notified.

If you are an employee in one of the jurisdictions listed in Appendix F, the holding periods described here and in Appendices A-D do not apply. Instead, your minimum holding periods are determined by new criteria accompanying the new PA Trading System requirements and process, which is being implemented on a staggered basis Bank-wide. Please see Appendix F for the list of jurisdictions subject to the new requirements and for further details.

You are responsible for knowing and complying with the holding period that applies to you.  The minimum holding periods set forth in this section are administered on a “Last In First Out” basis and do not apply to those Employee Personal Trading Accounts where the employee has fully delegated the investment decision to a third party by means of a discretionary investment management agreement.

Attached to this policy as Appendices A-D are charts that provide a more detailed listing of specific products and the corresponding minimum holding period for Investment Banking, Asset Management, Private Banking, Shared Services and all Credit Suisse Group Ltd. employees. As stated above, Appendix F includes the detailed listing of specific products and corresponding minimum holding periods for those locations where the new web-based application has been implemented.

5.	Prohibitions on Transactions that Pose Conflicts of Interest
As an employee of Credit Suisse, you must pursue the best interests of Credit Suisse and its clients and not put your own trading interests ahead of these interests.  As such, you must adhere to the following principles:

■ Employee transactions involving a conflict of interest between an employee and Credit Suisse or its clients are prohibited.

■ You are prohibited from using your access to Credit Suisse proprietary or client information in any way to advantage your personal investing.

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■ You must trade at arms length with Credit Suisse and are prohibited from placing orders directly with an exchange, another market maker or a Credit Suisse trader for your Employee Personal Trading Accounts.

■ Employee transactions that present potentially material reputational or regulatory risk to Credit Suisse are prohibited.

6.	Prohibition on Transactions When In Possession of Confidential or Inside Information
You may not trade, or recommend that others trade, in a security or related derivative:

■ while in possession of material, non-public price sensitive information about the security or an issuer of a security;

■ if you are aware that Credit Suisse is effecting or proposing to effect a transaction for its own account or for a client account in a security or related derivative of the same issuer;

■ if you are aware of a research report or other communication which has not yet been publicly disseminated.

Where this Policy precludes you from conducting a transaction in your Employee Personal Trading Accounts, you are prohibited from procuring another person to make such a transaction on your behalf.

7.	Restricted List
You generally may not engage in transactions in Employee Personal Trading Accounts prohibited by the Restricted List applicable to your Region, Division, location or business unit.   Each employee is responsible for checking the appropriate Restricted List, where applicable, prior to entering an order for his or her account.  These requirements relating to the Restricted List do not apply to those Employee Personal Trading Accounts where the employee has fully delegated the investment decision to a third party by means of a discretionary investment management agreement.  See Appendix E for more information regarding the application of the Restricted List.

In addition, employees who are involved in or have knowledge of projects or activities supported by the Corporate Development function of Credit Suisse may be subject to additional personal trading restrictions. For further information, see the Special Confidentiality and Employee Trading Rules and related procedural documents, which can be found on the Compliance Rules and Insider Lists webpage.

8.	Trading in CSG Securities
When you are in possession of material, non-public information regarding Credit Suisse Group (“CSG”), you are prohibited from trading in – or suggesting to others that they trade in – any CSG securities. To assist in preventing even the appearance of improper trading, Credit Suisse has established specified trading windows for employees to conduct transactions in CSG securities.   For specific information and procedures governing employee transactions in CSG securities, see
GP-00363-S09.

9.	Certain Underwritten Offerings
You are not permitted to invest in any new issues registered in the United States and subject to FINRA Rule 5130 (Restrictions on the Purchase and Sale of Initial Equity Public Offerings). For any other transactions underwritten by Credit Suisse (e.g., public, private, follow-on, “when-issued”), you are generally prohibited from participating, given the obligation to  fulfil bonafide client interest on a priority basis. Please refer to your region, division, location or business unit policies for more specific guidance which can, in some instances, be more restrictive.

10.	Monitoring of Employee Transactions	Employee Personal Trading Accounts and related cash accounts, where applicable, are subject to monitoring by Compliance and/or supervisory review as permitted by local law.

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11.	Violations of this Policy
Credit Suisse may, at your expense and without prior notice, freeze or cancel any transactions or positions resulting from transactions in violation of this Policy as permitted under local law. You may be required to disgorge profits, if any, from the violation with such profits donated to charity. You may also be subject to disciplinary action by Credit Suisse, including termination of employment. In the event applicable laws or regulations are violated, you may also be subject to regulatory  sanction and civil and criminal penalties.

Romeo Cerutti General Counsel sig.

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